Exhibit 10.3

THIS CONTRACT is between Vernon Davis, hereinafter “Player,” and San Francisco Forty Niners, Limited, a California (limited partnership) hereinafter “Club” operating under the name of the Forty Niners as a member of the National Football League, hereinafter “League,” In consideration of the promises made by each to the other, Player and Club agree as follows:

1.                  TERM. This contract covers 6 football season(s), and will begin on the date of execution or March 1, 2010, whichever is later, and end on February 28 or 29, 2016, unless extended, terminated, or renewed as specified elsewhere in this contract.

2.                  EMPLOYMENT AND SERVICES. Club employs Player as a skilled football player. Player accepts such employment. He agrees to give his best efforts and loyalty to the Club, and to conduct himself on and off the field with appropriate recognition of the fact that the success of professional football depends largely on public respect for and approval of those associated with the game. Player will report promptly for and participate fully in Club’s official mandatory mini-camp(s), official preseason training camp, all Club meetings and practice sessions, and all pre-season, regular season, and post-season football games scheduled for or by Club. If invited, Player will practice for and play in any all-star football game sponsored by the League. Player will not participate in any football game not sponsored by the League unless the game is first approved by the League.

3.                  OTHER ACTIVITIES. Without prior written consent of the Club, Player will not play football or engage in activities related to football otherwise than for Club or engage in any activity other than football which may involve a significant risk of personal injury. Player represents that he has special, exceptional and unique knowledge, skill, ability, and experience as a football player, the loss of which cannot be estimated with any certainty and cannot be fairly or adequately compensated by damages. Player therefore agrees that Club will have the right, in addition to any other right which Club may possess, to enjoin Player by appropriate proceedings from playing football or engaging in football-related activities other than for Club or from engaging in any activity other than football which may involve a significant risk of personal injury.

4.                  PUBLICITY AND NFLPA GROUP LICENSING PROGRAM. (a) Player grants to Club and the League, separately and together, the authority to use his name and picture for publicity and the promotion of NFL Football, the League or any of its member clubs in newspapers, magazines, motion pictures, game programs and roster manuals, broadcasts and telecasts, and all other publicity and advertising media, provided such publicity and promotion does not constitute an endorsement by Player of a commercial product. Player will cooperate with the news media, and will participate upon request in reasonable activities to promote the Club and the League. Player and National Football League Players Association, hereinafter “NFLPA,” will not contest the rights of the League and its member clubs to telecast, broadcast, or otherwise transmit NFL Football or the right of NFL Films to produce, sell, market, or distribute football game film footage, except insofar as such broadcast, telecast, or transmission of footage is used in any commercially marketable game or interactive use. The League and its member clubs, and Player and the NFLPA, reserve their respective rights as to the use of such broadcasts, telecasts or transmissions of footage in such games or interactive uses, which shall be unaffected by this subparagraph.

(b) Player hereby assigns to the NFLPA and its licensing affiliates, if any, the exclusive right to use and to grant to persons, firms, or corporations (collectively “licensees”) the right to use his name, signature facsimile, voice, picture, photograph, likeness, and/or biographical information (collectively “image”) in group licensing programs. Group licensing programs are defined as those licensing programs in which a licensee utilizes a total of six (6) or more NFL player images on or in conjunction with products, (including, but not limited to, trading cards, clothing, videogames, computer games, collectibles, internet sites, fantasy games, etc.) that are sold at retail or used as promotional or premium items. Player retains the right to grant permission to a licensee to utilize his image if that licensee is not concurrently utilizing the images of five (5) or more other NFL player on products that are sold at retail or are used as promotional or premium items. If Player’s inclusion in a particular NFLPA program is precluded by an individual exclusive endorsement agreement, and Player provides the NFLPA with timely written notice of that preclusion, the NFLPA will exclude Player from that particular program. In consideration for this assignment of rights, the NFLPA will use the revenues it receives from group licensing programs to support the objectives as set forth in the By-laws of the NFLPA. The NFLPA will use its best efforts to promote the use of NFL player images in group licensing programs, to provide group licensing opportunities to all NFL players, and to ensure that no entity utilizes the group licensing rights granted to the NFLPA without first obtaining a license from the NFLPA. This subparagraph (b) shall be construed under Virginia law without reference to conflicts of law principles. The assignment in this paragraph shall expire on December 31 of the later of (a) the third year following the execution of this contract, or (b) the year in which this contract expires. Neither Club nor the League is a party to the terms of this paragraph, which is included herein solely for the administrative convenience and benefit of Player and the NFLPA. The terms of this subparagraph apply unless, at the time of execution of this contract, Player indicates by striking out this subparagraph (b) and marking his initials adjacent to the stricken language his intention not to participate in the NFLPA Group Licensing Program. Nothing in this subparagraph shall be construed to supersede or any way broaden, expand, detract from, or otherwise alter in any way whatsoever, the rights of NFL Properties, Inc. as permitted under Article V (Union Security), Section 4 of the 1993 Collective Bargaining Agreement.

5.                  COMPENSATION. For performance of Player’s services and all other promises of Player, Club will pay Player a yearly salary as follows:

$3,874,000.00 for the 2010 season;

$4,708,000.00 for the 2011 season;

$5,751,000.00 for the 2012 season;

$6,072,000.00 for the 2013 season;

$4,700,000.00 for the 2014 season;

$4,350,000.00 for the 2015 season.

In addition, Club will pay Player such earned performance bonuses as may be called for in this contract; Player’s necessary traveling expenses from his residence to training camp; Player’s reasonable board and lodging expenses during pre-season training and in connection with playing pre-season, regular season, and post-season football games outside Club’s home city; Player’s necessary traveling expenses to and from pre-season, regular season, and post-season football games outside Club’s home city; Player’s necessary traveling expenses to his residence if this contract is terminated by Club; and such additional compensation, benefits, and reimbursement of expenses as may be called for in any collective bargaining agreement in existence during the term of this contract. (For purposes of this contract, a collective bargaining agreement will be deemed to be “in existence” during its stated term or during any period for which the parties to that agreement agree to extend it.)

6.                  PAYMENT. Unless this contract or any collective bargaining agreement in existence during the term of this contract specifically provides otherwise, Player will be paid 100% of his yearly salary under this contract in equal weekly or bi-weekly installments over the course of the applicable regular season period, commencing with the first regular season game played by Club in each season. Unless this contract specifically provides otherwise, if this contract is executed or Player is activated after the beginning of the regular season, the yearly salary payable to Player will be reduced proportionately and Player will be paid the weekly or bi-weekly portions of his yearly salary becoming due and payable after he is activated. Unless this contract specifically provides otherwise, if this contract is terminated after the beginning of the regular season, the yearly salary payable to Player will be reduced proportionately and Player will be paid the weekly or bi-weekly portions of his yearly salary having become due and payable up to the time of termination.

7.                  DEDUCTIONS. Any advance made to Player will be repaid to Club, and any properly levied Club fine or Commissioner fine against Player will be paid, in cash on demand or by means of deductions from payments coming due to the Player under this contract, the amount of such deductions to be determined by Club unless this contract or any collective bargaining agreement in existence during the term of this contract specifically provides otherwise.

8.                  PHYSICAL CONDITION. Player represents to Club that he is and will maintain himself in excellent physical condition. Player will undergo a complete physical examination by the Club physician upon Club request, during which physical examination Player agrees to make full and complete disclosure of any physical or mental condition known to him which might impair his performance under this contract and to respond fully and in good faith when questioned by the Club physician about such condition. If Player fails to establish or maintain his excellent physical condition to the satisfaction of the Club physician, or make the required full and complete disclosure and good faith responses to the Club physician, then Club may terminate this contract.

9.                  INJURY. Unless this contract specifically provides otherwise, if Player is injured in the performance of his services under this contract and promptly reports such injury to the Club physician or trainer, then Player will receive such medical and hospital care during the term of this contract as the Club physician may deem necessary, and will continue to receive his yearly salary for so long, during the season of injury only and for no subsequent period covered by this contract, as Player is physically unable to perform the services required of him by this contract because of such injury. If Player’s injury in the performance of his services under this contract results in his death, the unpaid balance of his yearly salary for the season of injury will be paid to his stated beneficiary, or in the absence of a stated beneficiary, to his estate.

10.           WORKERS’ COMPENSATION. Any compensation paid to Player under this contract or under any collective bargaining agreement in existence during the term of this contract for a period during which he is entitled to workers’ compensation benefits by reason of temporary total, permanent total, temporary partial, or permanent partial disability will he deemed an advance payment of workers’ compensation benefits due Player, and Club will be entitled to be reimbursed the amount of such payment out of any award of workers’ compensation.

11.           SKILL, PERFORMANCE AND CONDUCT. Player understands that he is competing with other players for a position on Club’s roster within the applicable player limits. If at any time, in the sole judgement of Club, Player’s skill or performance has been unsatisfactory as compared with that of other players competing for positions on Club’s roster, or if Player has engaged in personal conduct reasonably judged by Club to adversely affect or reflect on Club, then Club may terminate this contract. In addition, during the period any salary cap is legally in effect, this contract may be terminated if, in Club’s opinion, Player is anticipated to make less of a contribution to Club’s ability to compete on the playing field than another player or players who Club intends to sign or attempts to sign, or another player or players who is or are already on Club’s roster, and for whom Club needs room.

12.           TERMINATION. The rights of termination set forth in this contract will be in addition to any other rights of termination allowed either party by law. Termination will be effective upon the giving of written notice, except that Player’s death, other than as a result of injury incurred in the performance of his services under this contract, will automatically terminate this contract. If this contract is terminated by Club and either Player or Club so requests, Player will promptly undergo a complete physical examination by the Club physician.

13.           INJURY GRIEVANCE. Unless a collective bargaining agreement in existence at the time of termination of this contract by Club provides otherwise, the following injury grievance procedure will apply: If Player believes that at the time of termination of this contract by Club he was physically unable to perform the services required of him by this contract because of an injury incurred in the performance of his services under this contract, Player may, within 60 days after examination by the Club physician, submit at his own expense to examination by a physician of his choice. If the opinion of Player’s physician with respect to his physical ability to perform the services required of him by this contract is contrary to that of the Club’s physician, the dispute will be submitted within a reasonable time to final and binding arbitration by an arbitrator selected by Club and Player or, if they are unable to agree, one selected in accordance with the procedures of the American Arbitration Association on application by either party.

14.           RULES. Player will comply with and be bound by all reasonable Club rules and regulations in effect during the term of this contract which are not inconsistent with the provisions of this contract or of any collective bargaining agreement in existence during the term of this contract. Player’s attention is also called to the fact that the League functions with certain rules and procedures expressive of its operation as a joint venture among its member clubs and that these rules and practices may affect Player’s relationship to the League and its member clubs independently of the provisions of this contract.

15.           INTEGRITY OF GAME. Player recognizes the detriment to the League and professional football that would result from impairment of public confidence in the honest and orderly conduct of NFL games or the integrity and good character of NFL players. Player therefore acknowledges his awareness that if he accepts a bribe or agrees to throw or fix an NFL game; fails to promptly report a bribe offer or an attempt to throw or fix an NFL game; bets on an NFL game; knowingly associates with gamblers or gambling activity; uses or provides other players with stimulants or other drugs for the purpose of attempting to enhance on-field performance; or is guilty of any other form of conduct reasonably judged by the League Commissioner to be detrimental to the League or professional football, the Commissioner will have the right, but only after giving Player the opportunity for a hearing at which he may be represented by counsel of his choice, to fine Player in a reasonable amount; to suspend Player for a period certain or indefinitely; and/or to terminate this contract.

16.           EXTENSION. Unless this contract specifically provides otherwise, if Player becomes a member of the Armed Forces of the United States or any other country, or retires from professional football as an active player, or otherwise fails or refuses to perform his services under this contract, then this contract will be tolled between the date of Player’s induction into the Armed Forces, or his retirement, or his failure or refusal to perform, and the later date of his return to professional football. During the period this contract is tolled, Player will not be entitled to any compensation or benefits. On Player’s return to professional football, the term of this contract will be extended for a period of time equal to the number of seasons (to the nearest multiple of one) remaining at the time the contract was tolled. The right of renewal, if any, contained in this contract will remain in effect until the end of any such extended term.

17.           ASSIGNMENT. Unless this contract specifically provides otherwise, Club may assign this contract and Player’s services under this contract to any successor to Club’s franchise or to any other Club in the League. Player will report to the assignee Club promptly upon being informed of the assignment of his contract and will faithfully perform his services under this contract. The assignee club will pay Player’s necessary traveling expenses in reporting to it and will faithfully perform this contract with Player.

18.           FILING. This contract will be valid and binding upon Player and Club immediately upon execution. A copy of this contract, including any attachment to it, will be filed by Club with the League Commissioner within 10 days after execution. The Commissioner will have the right to disapprove this contract on reasonable grounds, including but not limited to an attempt by the parties to abridge or impair the rights of any other club, uncertainty or incompleteness in expression of the parties’ respective rights and obligations, or conflict between the terms of this contract and any collective bargaining agreement then in existence. Approval will be automatic unless, within 10 days after receipt of this contract in his office, the Commissioner notifies the parties either of disapproval or of extension of this 10-day period for purposes of investigation or clarification pending his decision. On the receipt of notice of disapproval and termination, both parties will be relieved of their respective rights and obligations under this contract.

19.           DISPUTES. During the term of any collective bargaining agreement, any dispute between Player and Club involving the interpretation or application of any provision of this contract will be submitted to final and binding arbitration in accordance with the procedure called for in any collective bargaining agreement in existence at the time the event giving rise to any such dispute occurs.

20.           NOTICE. Any notice, request, approval or consent under this contract will be sufficiently given if in writing and delivered in person or mailed (certified or first class) by one party to the other at the address set forth in this contract or to such other address as the recipient may subsequently have furnished in writing to the sender.

21.           OTHER AGREEMENTS. This contract, including any attachment to it, sets forth the entire agreement between Player and Club and cannot be modified or supplemented orally. Player and Club represent that no other agreement, oral or written, except as attached to or specifically incorporated in this contract, exists between them. The provisions of this contract will govern the relationship between Player and Club unless there are conflicting provisions in any collective bargaining agreement in existence during the term of this contract, in which case the provisions of the collective bargaining agreement will take precedence over conflicting provisions of this contract relating to the rights or obligations of either party.

22.           LAW. This contract is made under and shall be governed by the laws of the State of                                                  .

23.           WAIVER AND RELEASE. Player waives and releases any claims that he may have arising out of, related to, or asserted in the lawsuit entitled White v. National Football League, including, but not limited to, any such claim regarding past NFL Rules, the College Draft, Plan B, the first refusal/compensation system, the NFL Player Contract, pre-season compensation, or any other term or condition of employment, except any claims asserted in Brown v. Pro Football, Inc. This waiver and release also extends to any conduct engaged in pursuant to the Stipulation and Settlement Agreement in White (“Settlement Agreement”) during the express term of that Settlement Agreement or any portion thereof. This waiver and release shall not limit any rights Player may have to performance by the Club under this Contract or Player’s rights as a member of the White class to object to the Settlement Agreement during its review by the court in Minnesota.  This waiver and release is subject to Article XIV (NFL Player Contract), Section 3(c) of the 1993 Collective Bargaining Agreement (CBA).

24.           OTHER PROVISIONS.  (a) Each of the undersigned hereby confirms that (i) this Contract, renegotiation, extension or amendment sets forth all components of the player’s remuneration for playing professional football (whether such compensation is being furnished directly by the Club or by a related or affiliated entity); and (ii) there are not undisclosed agreements of any kind, whether expressed or implied, oral or written, and there are no promises, undertakings, representations, commitments, inducements, assurances of intent, or understandings of any kind that have not been disclosed to the NFL involving consideration of any kind to be paid, furnished or made available to Player or any entity or person owned or controlled by, affiliated with, or related to Player, either during the term of this contract or thereafter.

(b) Each of the undersigned further confirms that, except insofar as any of the undersigned may describe in an addendum to this contract, to the best of their knowledge, no conduct in violation of the Anti-Collusion rules of the Settlement Agreement took place with respect to this contract. Each of the undersigned further confirms that nothing in this contract is designed or intended to defeat or circumvent any provisions of the Stipulation and Settlement Agreement in White v. NFL, including but not limited to the Rookie Pool and Salary Cap provisions; however, any conduct permitted by the CBA and/or the Settlement Agreement shall not be considered a violation of this confirmation.

(c) The Club further confirms that any information regarding the negotiation of this contract that it provided to the Neutral Verifier was, at the time the information was provided, true and correct in all material respects.

25.           SPECIAL PROVISIONS.

See Addenda to contract for special provisions.

THIS CONTRACT is executed in six (6) copies. Player acknowledges that before signing this contract he was given the opportunity to seek advice from or be represented by persons of his own selection.

Vernon Davis	SAN FRANCISCO FORTY NINERS
PLAYER	CLUB

/s/ Paraag Marathe
Home Address	By

4949 CENTENNIAL BLVD.
Club Address

SANTA CLARA, CA 95054
Telephone Number

9/11/10
Date	Date

Todd France
PLAYER’S CERTIFIED AGENT

3500 Lenox Road Suite 575 Atlanta, GA 30326
Address

404-816-2722
Telephone number

Date

Copy Distribution:	White-League Office	Yellow-Player	Green-Member Club
	Blue-Management Council	Gold-NFLPA	Pink-Player Agent

ADDENDUM A

GUARANTEE AGREEMENT

BETWEEN SAN FRANCISCO 49ERS (“Club”)

and VERNON DAVIS (“Player”)

Club and Player are executing this Addendum concurrently with their execution of an NFL Player Contract for the 2010, 2011, 2012, 2013, 2014 and 2015 NFL League Years (the “Contract”), to which this Addendum is attached and incorporated therein.

I.                                        Injury Guarantee: Except as provided in this Addendum, Club agrees that it will pay Player:

i.             $3,874,000 of the $3,874,000 Salary provided for in Paragraph 5 of the Contract for the 2010 NFL League Year, and

ii.          $4,708,000 of the $4,708,000 Salary provided for in Paragraph 5 of the Contract for the 2011 NFL League Year, and

iii.       $4,418,000 of the $5,751,000 Salary provided for in Paragraph 5 of the Contract for the 2012 NFL League Year

despite the fact that due to an injury suffered while practicing or playing for Club, Player is unable to pass Club’s physical examination for the 2010, 2011 and/or 2012 NFL League Years, and the Contract is terminated.

Anything herein contained to the contrary notwithstanding, any payment made by Club hereunder shall be made in accordance with the salary payment terms of Player’s applicable Contract with Club. If Player’s Contract is terminated for any reason other than those set forth above, this Guarantee is immediately null and void.

II.                                   Skill and Cap Guarantee: Except as provided in this Addendum, Club agrees that it will pay player $1,112,000 of the $5,751,000 Salary provided for in Paragraph 5 of the Contract for the 2012 NFL League Year despite the fact that

a.                                      In Club’s judgment, Player’s skill or performance has been unsatisfactory as compared with that of other players competing for positions on Club’s roster; or

b.                                      During the period any salary cap is legally in effect, in Club’s opinion, Player is anticipated to make less of a contribution to Club’s ability to compete on the playing field than another player or players whom Club intends to sign or attempts to sign, or another player or players who is or are already on Club’s roster, and for whom Club needs room

Anything herein contained to the contrary notwithstanding, any payment made by Club hereunder shall be made in accordance with the salary payment terms of Player’s applicable Contract with Club. If Player’s Contract is terminated for any reason other than those set forth above, this Guarantee is immediately null and void.

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III.                            Default: In the event Player, at any time during the Contract year(s) specified herein, for any reason whatsoever,

(i)                                   fails any of the initial physical exams of Club preceding the 2010, 2011, 2012, 2013, 2014, and/or 2015 NFL seasons (except by reason of injury or death suffered while practicing or playing for Club),

(ii)                                fails or refuses to report to Club or fails or refuses to practice or play with Club without its consent (except by reason of injury or death suffered while practicing or playing for Club),

(iii)                             leaves Club without its consent,

(iv)                            retires from professional football,

(v)                               is suspended or fined by the NFL or Club for conduct detrimental to the NFL and/or Club,

(vi)                            is suspended by the NFL,

(vii)                         has his Contract terminated for engaging in personal conduct reasonably judged by Club to materially adversely affect or reflect on Club, or

(viii)                      makes any public comment to the media, including but not limited to the newspaper, magazines, television, radio or internet that Club determines, in its reasonable discretion, breaches a material obligation of loyalty to Club and/or materially undermines the public’s respect for the Club, Club’s ownership, Club coaches, or Club management, provided that the first violation of this subparagraph (viii) will result in a written warning, whereas the second and future violations may result in default, then Club may place Player in default of the Contract. To place Player in default, Club shall provide written notice to the Player and Player’s NFLPA Certified Contract Advisor via certified mail, personal delivery by a recognized overnight delivery courier (e.g., Federal Express) or by facsimile transmission, within a reasonable amount of time.

In the event Player is in default, the full guarantee of the Paragraph 5 base compensation for the League Year(s) specified herein shall immediately become null and void from the beginning and in its entirety regardless of whether or not Player believes such Guarantee has otherwise been earned according to its terms at the time of Player’s Default.

To the extent any of the terms set forth above are deemed unenforceable under the Collective Bargaining Agreement, as amended, any forfeiture by Player under this Agreement shall be the maximum amount permitted by the terms of this Agreement and the Collective Bargaining Agreement, as amended.

This Guarantee by Club will not apply in any League Year other than the League Year(s) specified above.

This Guarantee in no way supersedes or obviates the applicability of the NFL waiver system to Player.

In the event this NFL Player Contract is terminated and Player subsequently has the opportunity to be employed by any professional football organization, Club’s obligation under this guarantee will be reduced by the amount of any and all compensation, including salary and signing, option, roster, reporting and/or incentive bonuses, earned or that reasonably could have been earned by Player from such football organization during the unexpired term covered by this guarantee.

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/s/ Vernon Davis	Date:	09/11/10
Player’s Name: VERNON DAVIS

/s/ Paraag Marathe	Date:	9/11/10
San Francisco Forty Niners, Ltd.
Football Operations

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Player	Agent	Club

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ADDENDUM B

SIGNING, REPORTING AND PLAYING BONUS AGREEMENT

BETWEEN SAN FRANCISCO 49ERS (“Club”)

and VERNON DAVIS (“Player”)

Club and Player are executing this Addendum concurrently with their execution of an NFL Player Contract for the 2010, 2011, 2012, 2013, 2014, and 2015 NFL League Years (the “Contract”), to which this Addendum is attached and incorporated therein.

Bonus Amount: As additional consideration for the execution of the NFL Player Contract for the 2010, 2011, 2012, 2013, 2014, and 2015 NFL League Years and for Player’s adherence to all provisions of the Contract (including without limitation, Player’s timely reporting to and active participation in Club’s training camp(s), mini-camp(s), meetings, practices, games and other activities as and when instructed by Club without unexcused interruption or suspension), and for Player’s receiving medical clearance to practice and play after taking the initial physical exam of Club that follows execution of this Contract, Club agrees to pay Player a bonus in the amount of Ten Million Dollars ($10,000,000) (the “Bonus”), less usual, customary and/or required deductions, payable as follows:

$ 4,000,000	payable on September 24th, 2010; and
$ 2,500,000	payable on October 15th, 2010; and
$ 3,500,000	payable within 5 business days of Club’s 1st Regular Season game in the 2011 NFL League Year

It is an express condition of this Signing, Reporting and Playing Bonus Agreement that Player receives a full medical clearance to practice and play with Club after taking the initial physical exam of Club that follows execution of this Contract. Payment of the Bonus prior to Player’s passing such physical exam shall not be a waiver of this condition.

It is expressly understood that no part of the Bonus is part of any salary in the Contract for the years set forth above or for any subsequent Contract years which may be added to the Contract by option, extension, or any other means and that such Bonus obligation is wholly separate and distinct therefrom and is not terminable if such Contract is terminated via the NFL waiver system for any reason other than Player’s default.

Default and Repayment: Player and Club agree that (1) if Player voluntarily retires or willfully withholds his services from one or more regular season games, then, upon demand by Club, Player shall immediately forfeit and return to the Club 1/17th of that year’s signing bonus allocation for each regular season week or game missed and/or (2) if Player willfully takes action that has the effect of substantially undermining his ability to fully participate and contribute in either the pre-season training camp or the regular season, then Player shall forfeit and return to the Club the greater of: (a) 25% of the prorated portion of his signing bonus for the applicable League Year for the first time such conduct occurs after the beginning of training camp until the end of the season, and the remaining 75% prorated portion of his signing bonus for the applicable year for the second time such conduct occurs during that period that year; or (b) 1/17th of that year’s signing bonus allocation for each regular season week or game missed.

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The parties acknowledge that it is difficult to calculate or determine the damages that Club would incur should Player fail to perform in the manner described above. Player and Club agree that the above calculation of such amount in liquidated damages is a fair and reasonable amount should Player fail to perform in the manner described above.

It is further understood and agreed that Player’s waiver of rights to certain unpaid amounts and Player’s obligation to re-pay certain amounts of the Bonus as indicated above are express provisions of this Contract and, but for the provisions herein contained, Club would not have executed this Contract. Club shall have a right of setoff and recoupment with respect to any amounts owed to Club.

Enforcement: In addition to any other remedies available to Club, and not in lieu thereof, Player hereby authorizes Club, at its option, to deduct and set off at any time and from time to time all or any part of any sums owed by Player to Club from any current or deferred or future wages, salaries, bonuses, severance pay and/or additional consideration owed to, or that may become owed to Player by Club whether by this Contract or otherwise. Additionally, Player authorizes any subsequent NFL Club that employs Player to deduct any amounts due Club from any sources whatsoever. In the event the full outstanding amount owed to Club cannot be satisfied by such deductions as set forth above, then Club shall retain all available rights and remedies to compel immediate payment, and Player agrees to pay all costs and expenses of collection including, but not limited to, attorney’s fees.

Written Modification Required: No term or condition of this agreement, and no breach thereof, shall be waived, altered or modified except by written instrument. No waiver shall be deemed to be a continuing waiver, but shall apply only to the specific event of default. No failure or delay on the part of the Club in exercising any power or right under the Contract shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right.

The subtitles or section titles used in this Signing, Reporting and Playing Bonus Agreement are for convenience of reference only. Such subtitles in no way define, limit, extend, affirm, modify or describe in any way the scope or intent of any substantive provision.

/s/ Vernon Davis	Date:	9/11/10
Player’s Name: VERNON DAVIS

/s/ Paraag Marathe	Date:	9/11/10
San Francisco Forty Niners, Ltd.
Football Operations

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ADDENDUM C

45-MAN ROSTER BONUS AGREEMENT

BETWEEN SAN FRANCISCO 49ERS (“Club”)

and VERNON DAVIS (“Player”)

Club and Player are executing this Addendum concurrently with their execution of an NFL Player Contract for the 2010, 2011, 2012, 2013, 2014, and 2015 NFL League Years (the “Contract”), to which this Addendum is attached and incorporated therein.

45-MAN ROSTER BONUSES

During each of the 2011, 2012, 2013, 2014, and 2015 NFL League Years, Player will receive $25,000 for each game he is a member of the Club’s 45-Man Active List. Club’s bye weekend is not included. The bonus, if earned, will be paid during the Regular Season in which it is earned at the same time Player is paid the Paragraph 5 Salary provided in Paragraph 5 of the Contract for that League Year. The maximum player can earn under this clause in any one NFL League Year is $400,000. The maximum that Player can receive over the life of this contract from this 45-Man Roster Bonus Addendum is $2,000,000.

If, during the 2011, 2012, 2013, 2014 and/or 2015 NFL League Years, Club participates in more than sixteen (16) regular season games, then player will receive an amount for each game he is a member of the Club’s 45-man Active List equal to $400,000 divided by the number of regular season games in that NFL League Year. For example, if during the 2012 NFL League Year, Club participates in eighteen (18) regular season games, then player will receive $22,222.22 for each game he is a member of the Club’s 45-man Active List.

/s/ Vernon Davis	Date:	9/11/10
Player’s Name: VERNON DAVIS

/s/ Paraag Marathe	Date:	9/11/10
San Francisco Forty Niners, Ltd.
Football Operations

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ADDENDUM D

OFF-SEASON WORKOUT BONUS AGREEMENT

BETWEEN SAN FRANCISCO 49ERS (“Club”)

and VERNON DAVIS (“Player”)

Club and Player are executing this Addendum concurrently with their execution of an NFL Player Contract for the 2010, 2011, 2012, 2013, 2014 and 2015 NFL League Years (the “Contract”), to which this Addendum is attached and incorporated therein.

2011-2015 Workout Pay: For each of the 2011, 2012, 2013, 2014 and 2015 contract years, Player will receive Two Hundred Thousand Dollars ($200,000) if he participates in 90% or more of the Club’s Off-Season Conditioning Program in that respective year, as set forth by the Head Coach and certified by the Strength and Conditioning Coach, which participation rate shall be determined by the Club’s records. The Club’s Strength Coach will be solely responsible for maintaining attendance records, and this person’s records are final and binding on the respective parties. If Player receives a written excuse from the Head Coach for any one or more workouts, the excused workout(s) will not be included in the calculation of workout percentage completed for purposes of this participation requirement. Off Season workout participation shall not be rounded. Participation of 89.6% shall not qualify player for completion of a 90% participation requirement.

2012 Conditional Workout Amount: If Club does not hold a 2011 Off-Season Conditioning Program then player will receive an additional Two Hundred Thousand Dollars ($200,000) if he participates in 90% or more of the Club’s Off-Season Conditioning Program in the 2012 NFL League Year, as set forth by the Head Coach and certified by the Strength and Conditioning Coach, which participation rate shall be determined by the Club’s records. The Club’s Strength Coach will be solely responsible for maintaining attendance records, and this person’s records are final and binding on the respective parties. If Player receives a written excuse from the Head Coach for any one or more workouts, the excused workout(s) will not be included in the calculation of workout percentage completed for purposes of this participation requirement. Off Season workout participation shall not be rounded. Participation of 89.6% shall not qualify player for completion of a 90% participation requirement.

If, during the 2011 League Year, Club holds an Off-Season Conditioning Program then the 2012 Conditional Workout Amount will automatically become NULL and VOID regardless of whether Player participates in any or all of the 2011 Off-Season Conditioning Program.

Player must be a member of the Club’s 80-Man Roster at the completion of the respective Off-Season Conditioning Program and perform at a level that is satisfactory to the Strength and Conditioning Coach to earn this bonus. Player is required to report and fully complete strength, conditioning and skill sessions at a predetermined time under the supervision of Club’s Strength Coach.

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1

Any mini camps conducted by Club will NOT be considered a part of the off-season workout program and Player’s participation in any such mini camps will not count towards Player’s entitlement to the Workout Pay provided for herein.

The aforementioned Workout Pay is inclusive of any and all off-season monies, which may be due Player as determined under Article XXXV, Section 3 of the 1993 Collective Bargaining Agreement, as amended, for participation in an off-season workout program.

Any amount earned under this Incentive Addendum shall be payable on the later of two weeks after the conclusion of the workout program or June 30th of the League Year in which it is earned.

/s/ Vernon Davis	Date :	9/11/10
Player’s Name: VERNON DAVIS

/s/ Paraag Marathe	Date:	9/11/10
San Francisco Forty Niners, Ltd.
Football Operations

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2

ADDENDUM E

GENERAL

BETWEEN SAN FRANCISCO 49ERS (“Club”)

and VERNON DAVIS (“Player”)

Club and Player are executing this Addendum concurrently with their execution of an NFL Player Contract for the 2010, 2011, 2012, 2013, 2014 and 2015 NFL League Years (the “Contract”), to which this Addendum is attached and incorporated therein.

A.                                    Automatic Conversions and/or Guarantee

Player and Club agree that on one or more occasions and at any time during the duration of this Contract, Club shall have the option to (i) convert a portion of Player’s 2010, 2011, 2012, 2013, 2014 and/or 2015 NFL Paragraph 5 Salary into Signing Bonus, (ii) convert part or all of the Roster Bonus(es), if any, set forth in this Contract into Signing Bonus and/or (iii) guarantee (or re-establish a guarantee that has been previously extinguished on) part or all of Player’s Paragraph 5 Salary or Roster Bonus(es). If Club exercises its option(s) to convert such Paragraph 5 Salary and/or Roster Bonus(es) as provided herein, Club shall use the same form of “Signing, Reporting and Playing Bonus Agreement” language as stated in this original Contract except that such converted Paragraph 5 Salary shall be payable in 17 equal weekly installments over the ensuing regular season. If Club exercises its option(s) to guarantee part or all of such Paragraph 5 Salary or Roster Bonus(es), Club shall use the same form of “Guarantee Agreement” language as stated in this original Contract. Player agrees to execute superseding NFL Player Contract(s) effecting the conversion(s) and/or guarantee(s) without receiving any additional consideration from the Club.

Player further agrees that the conversion(s) and/or guarantee(s) itself (or themselves), if effected, shall constitute valuable and adequate consideration for Player’s agreement to execute the new NFL Player Contract(s) and that Player shall be in default under the terms and conditions of this original Contract if he refuses or fails to promptly execute the new NFL Player Contract(s) after requested by Club.

B.                               Club Marketing

As set forth in Paragraph 4 of the NFL Player’s Contract, Player grants to Club and the League the right to use his name and picture for publicity and promotion. In that connection, Player grants to Club the nonexclusive right to use, in any and all media now existing or hereinafter developed (including Club’s Internet site), the authority to use Player’s name, portrait, image, picture or likeness, including any depiction, representation or image (still photograph, video or otherwise) (“Player’s Image”), in connection with any of Club’s promotional, advertising, trade, commercial or other proprietary activities.

C.                               Exclusive Services

Player acknowledges that if, during the term of this NFL Player Contract, Player were to negotiate or sign a contract to perform in the present or the future as a player for any other team or in any other sport, his services under this Contract would be impaired, that the intensity of his

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play, which is critical to his skill, performance, and contribution to the team, would deteriorate, team cohesiveness and morale (so central to success of a professional football team), would degenerate and fall off, and Club would be injured in these and other ways, the costs of which cannot be estimated with certainty and for which injury the Club cannot be fairly or adequately compensated by money damages.

Therefore, Player agrees that if, during the term of this NFL Player Contract, he or his agent or representative solicit or entertain offers or negotiate or sign a contract to perform in the present or the future as a player for any other party in any sport, that such action will materially breach this NFL Player Contract and Club will be entitled to a temporary restraining order and to an injunction restraining and enjoining the Player from negotiating, signing or performing such contract.

Nothing in this provision shall be construed as prohibiting Club from pursuing any of its remedies available to it for such breach, including the recovery of damages from Player, including any and all expenses incurred by Club directly or indirectly as a result of Club’s enforcement of this provision.

D.                               Player Appearances

As additional consideration for the compensation provided to Player in this Contract, Player will make annually at the request of Club a good faith effort to attend a minimum of ten (10) personal appearances on behalf of Club. It is acknowledged and agreed that each such appearance shall be of reasonable length and that player shall be reimbursed for his actual out-of-pocket expenses for mileage in going to and from the location of such appearances. Such appearances may, by way of example but not limited to, be for the promotion of Club and/or its commercial partners, be for the promotion of the Club’s new stadium sales efforts, be for Club’s sale of tickets, merchandise or other items, or be for charitable or community relations causes supported by Club.

Furthermore, Player agrees to autograph at the request of Club up to 300 designated items on behalf of Club for promotional or commercial purposes in each year of this NFL Player Contract. The designated items shall include, but are not limited to, football equipment, photographs and licensed apparel of the San Francisco 49ers. Club will pre-arrange times and places each year in which it will present to Player the designated items to be signed.

Additionally, Player agrees to perform at the request of Club up to two (2) hours of service per month on the Club’s official internet site (www.49ers.com) each month during the Term of this Contract. Club and Player will mutually agree on the dates and times of Player’s services.

E.                               Player Representation and Warranty

By executing the Contract, Player hereby represents and warrants, as of the date hereof that, except as otherwise disclosed to Club, Player (i) has not been charged with, indicted for, convicted of or pled nolo contendre to any felony and/or misdemeanor involving fraud or moral turpitude and (ii) has not engaged in conduct which could subject him to a charge, indictment or conviction of any such defense. Player acknowledges and agrees that his full and complete disclosure to Club of all information related to this representation and warranty has been relied upon by Club and is a condition precedent and material inducement to Club’s payment to Player and the potential compensation described in Addenda A through E of the Contract, and the

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parties intend that such paragraphs shall be severable and subject to rescission upon a material breach of this representation and warranty without affecting the parties remaining obligations pursuant to the Contract.

F.                                Insurable Interest

Club has an insurable interest in Player, and Player agrees to cooperate reasonably with Club in all matters pertaining to that interest, including taking a physical examination for insurance purposes.

G.                              Confidentiality

Player and Club agree not to disclose any terms of this Contract (including Addenda) to media, Player’s teammates or other external sources, other than the length of such Contract. Club will disclose the required elements of said contract to the National Football League Management Council.

H.                              Salary Owed Beyond Date of Termination of Contract

If this NFL Player Contract is terminated via the NFL waiver system and, as of the date of such termination and notwithstanding such termination, player is entitled to receive any Salary (as defined in Article XXIV, Section 1(c) of the 2006 NFL CBA, as amended) with payment dates after the date of termination, then player shall be paid such Salary no later than the earlier of (a) the date prescribed by the relevant provision of this NFL Player Contract or (b) the last day of the “applicable 2 1/2-month period” (as defined in Treas. Reg. § 1.409A-1(b)(4)(i)(A)) with respect to such payment. Any payment made before the date that would apply if not for this Paragraph H shall be discounted to the then-present value determined in accordance with the one-year Treasury Note rate published in The Wall Street Journal of the last February 1 on or before the payment is made (or, if The Wall Street Journal is not published on such February 1, the last day before such February 1 on which The Wall Street Journal is published).

This NFL Player Contract shall be interpreted and administered consistent with the intent that all compensation payable hereunder shall be exempt from the requirements of Section 409A of the Internal Revenue Code by reason of the “short-term deferral” rule set forth in Treas. Reg. § 1.409A-1(b)(4).

I.                                   Tax Consequences

Player and Player Representative(s) acknowledge and agree that neither Club nor any of its advisors or affiliates have any responsibility to provide Player, Player Representative(s) or any of Player’s advisors or affiliates with tax advice related to the tax consequences of this NFL Player Contract or otherwise. Player shall be responsible (and Club does not assume any responsibility) for paying all income, employment, excise and other taxes (including, but not limited to, any tax incurred pursuant to Section 409A of the Internal Revenue Code) on all payments, benefits, and other income (including imputed income) provided under, or resulting from, this Contract and any plan or other arrangement involving Club.

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/s/ Vernon Davis	Date:	9/11/10
Player’s Name: VERNON DAVIS

/s/ Paraag Marathe	Date:	9/11/10
San Francisco Forty Niners, Ltd.
Football Operations

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23.           WAIVER AND RELEASE. Player waives and releases any claims that he may have arising out of, related to, or asserted in the lawsuit entitled White v. National Football League, including, but not limited to, any such claim regarding past NFL Rules, the College Draft, Plan B, the first refusal/compensation system, the NFL Player Contract, pre-season compensation, or any other term or condition of employment, except any claims asserted in Brown v. Pro Football, Inc. This waiver and release also extends to any conduct engaged in pursuant to the Stipulation and Settlement Agreement in White (“Settlement Agreement”) during the express terms of that Settlement Agreement or any portion thereof. This waiver and release shall not limit any rights Player may have to performance by the Club under this Contract or Player’s rights as a member of the White class to object to the Settlement Agreement during its review by the court in Minnesota. This waiver and release is subject to Article X1V (NFL Player Contract), Section 3(c) of the 1993 Collective Bargaining Agreement (CBA).

24.           OTHER PROVISIONS.   (a) Each of the undersigned hereby confirms that (i) this Contract, renegotiation, extension or amendment sets forth all components of the player’s remuneration for playing professional football (whether such compensation is being furnished directly by the Club or by a related or affiliated entity); and (ii) there are not undisclosed agreements of any kind, whether expressed or implied, oral or written, and there are no promises, undertakings, representations, commitments, inducements, assurances of intent, or understandings of any kind that have not been disclosed to the NFL involving consideration of any kind to be paid, furnished or made available to Player or any entity or person owned or controlled by, affiliated with, or related to Player, either during the term of this contract or thereafter.

(b) Each of the undersigned further confirms that, except insofar as any of the undersigned may describe in an addendum to this contract, to the best of their knowledge, no conduct in violation of the Anti-Collusion rules of the Settlement Agreement took place with respect to this contract. Each of the undersigned further confirms that nothing in this contract is designed or intended to defeat or circumvent any provisions of the Stipulation and Settlement Agreement in White v. NFL, including but not limited to the Rookie Pool and Salary Cap provisions; however, any conduct permitted by the CBA and/or the Settlement Agreement shall not be considered a violation of this confirmation.

(c) The Club further confirms that any information regarding the negotiation of this contract that it provided to the Neutral Verifier was, at the time the information was provided, true and correct in all material respects.

25.           SPECIAL PROVISIONS.

See Addenda to contract for special provisions.

THIS CONTRACT is executed in six (6) copies. Player acknowledges that before signing this contract he was given the opportunity to seek advice from or be represented by persons of his own selection.

Vernon Davis	SAN FRANCISCO FORTY NINERS
PLAYER	CLUB

Home Address	By

4949 CENTENNIAL BLVD.
Club Address

SANTA CLARA, CA 95054
Telephone Number

Date	Date

/s/ Todd France
PLAYER’S CERTIFIED AGENT

3500 Lenox Road Suite 575 Atlanta, GA 30326
Address

404-816-2722
Telephone number

9/11/10
Date

Copy Distribution:	White-League Office	Yellow-Player	Green-Member Club
	Blue-Management Council	Gold-NFLPA	Pink-Player Agent